The Gabelli Global Telecommunications Fund
2nd Quarter 2000
Section 10f-3 Transactions




 The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

Trade Dates                    04-26-00
Issue                          AT&T Corp. Wireless
Shares                         405,000
Price                          $29.50
Amount                         $11,947,500
Spread Amount                  .86
Spread %                       2.92%
Fund's % of Issue             0.113%
% of Issue for all
 GabelliFunds                 0.195%
Broker 			      Merill Lynch
Issues within
90 days			       3
Reason			      (1),(2)

Trade Dates                    06-27-00
Issue                          Genuity Inc.
Shares                         40,000
Price                          $11
Amount                         $440,000
Spread Amount                  .43
Spread %                       3.94%
Fund's % of Issue             0.023%
% of Issue for all
 GabelliFunds                 0.012%
Broker 			      Salomon Smith Barney
Issues within
90 days			       3
Reason			      (1),(2)


The Purchases listed above meet the following requirements of 10f-3
 ...Part of an issue registered under the Securities Act of 1933.
 ...Purchased at not more than the offering price.
 ...Offered pursuant to a firm commitment underwriting.
 ... The issuer has been in continuos operation for at least 3 years.

All other requirements are presented in the table above.

Reason Key

(1) Does not exceed 125% of the mean offering spread of 3 comparable Issues underwritten in the last 90 days.
(2) Does not exceed 110% of this underwriting spread of 3 comparable Issues underwritten in the last 90 days.



Note: If 3 comparable issues are not available within 90 days, a one-year window is used.